Exhibit 99.1

Contact:	Mark H. Collin
Phone: 603-773-6612
Fax: 603-773-6605
Email: collin@unitil.com

Unitil Corporation Plans NYSE Listing

Hampton, NH – July 29, 2008: Unitil Corporation (AMEX: UTL) (www.unitil.com) today announced that it has filed an application to list its common stock, no par value (the “Common Stock”), on the New York Stock Exchange (the “NYSE”). The Company anticipates that its Common Stock will begin trading on the NYSE on August 21, 2008. Unitil Corporation will retain its current symbol, “UTL.” Until that time, shares of Unitil Corporation Common Stock will continue to trade on the American Stock Exchange.

“Unitil’s transfer to the NYSE is an important milestone for our Company and a complement to our pending acquisition of Northern Utilities and Granite State Gas Transmission,” said Robert G. Schoenberger, Chairman and Chief Executive Officer of Unitil Corporation. “We are excited about our new relationship with the NYSE as we look forward to a continued and consistent long-term growth in both capitalization and earnings. We would also like to thank the American Stock Exchange for many years of service and support.”

“We are pleased to welcome Unitil Corporation to our family of listed companies,” said Catherine R. Kinney, Group EVP and Head of Global Listings, NYSE Euronext. “We look forward to an outstanding partnership with Unitil Corporation and to providing the company with the highest levels of brand visibility and services.”

About Unitil:

Unitil is a public utility holding company with subsidiaries providing electric distribution service in New Hampshire, electric and gas distribution service in Massachusetts and energy services throughout the northeast. Its subsidiaries include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Unitil Power Corp., Unitil Realty Corp., Unitil Service Corp. and its non-regulated business segment Unitil Resources, Inc. Usource L.L.C., which provides energy brokering services to large energy users in the Northeast, is a subsidiary of Unitil Resources, Inc.

On February 15, 2008, Unitil entered into a Stock Purchase Agreement with NiSource Inc. (“NiSource”) and Bay State Gas Company (“Bay State”), a wholly owned utility subsidiary of NiSource, to acquire all of the outstanding stock of Northern Utilities, Inc. (“Northern”), and Granite State Gas Transmission, Inc. (“Granite State”) for $160 million plus a net working capital adjustment. Northern’s principal business is the retail distribution of natural gas to approximately 53,000 customers located in 44 coastal New Hampshire and southern Maine communities. Portions of Northern’s natural gas service territory are contiguous and overlapping with Unitil’s electric distribution service territory in New Hampshire. Granite State is a natural gas transmission company, principally engaged in the business of providing natural gas transportation services to Northern for its access to natural gas pipeline supplies.

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.

For more information, visit Unitil at www.unitil.com or contact Mark Collin at 603-773-6612.